Exhibit 99.1

For Immediate Release

Contact:
Crescendo Communications, LLC
David Waldman, Vivian Huo or Klea Theoharis
Tel: (212) 671-1020
E-mail: cgre@crescendo-ir.com

China Green Energy Industries Provides 2011 Net Income Guidance of $14 Million, or $0.60 per Diluted Share

Represents 144% increase in net income compared to guidance of $5.7 million net income for 2010

CGRE trading at P/E of approximately 5x 2011 projected EPS

New York and Jiangsu, China – February 8, 2011 – China Green Energy Industries, Inc., (OTCBB; OTCQB: CGRE) a leading manufacturer and distributor of high tech and environmentally friendly consumer products, today provided 2011 net income guidance of $14 million, or $0.60 per diluted share, resulting in a price-to-earnings ratio of 5X 2011 EPS . This would represent a 144% increase over the Company’s current guidance of $5.7 million of net income, or $0.24 per diluted share, for 2010.

Mr. Jianliang Shi, Chairman and Chief Executive Officer, commented, “We are extremely encouraged by the near and long-term outlook for the business. Our network cable and Cryogen-free refrigerator businesses continue to grow rapidly and generate strong cash flow. These businesses provide us with a solid foundation upon which to expand our light-weight electric vehicle (LEV) business. We are particularly excited about our recent acquisition of the NICONIA brand of LEVs and its sales network of 350 retail stores. We project that our combined LEV business unit will achieve sales in excess of $45 million in 2011 and we believe we can maintain organic growth in excess of 50% annually. Specifically, worldwide demand for LEVs continues to accelerate as a result of advances in battery technology, coupled with low-cost manufacturing. We believe we are ideally positioned to benefit from this trend, as evidenced by our strong sales pipeline. As a result, we anticipate net income of $14 million for 2011 due to growing brand awareness for our products, combined with innovation and our reputation for quality.”

About China Green Energy Industries

China Green Energy Industries is a leading manufacturer and distributor of high tech and environmentally friendly consumer products. The company has three main product lines: light weight electric vehicles (LEV), cryogen-free refrigerators, and network/HDMI cables. It has well-established sales channels in China, with significant exports to Europe. China Green Energy Industries manufactures and distributes its own products under the brand name "Best," and LEV products under the brand name “NICONIA." The Company sells its products under private label to leading OEMs and Fortune 500 companies such as Wal-Mart, Carrefour, Home Depot, Ford, Pepsi, Coca-Cola, Carlsberg, Disney, etc. Additional information about the company is available at: www.chinagei.com.

This press release may contain statements that constitute “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” and similar expressions are intended to identify forward-looking statements. These statements appear in a number of places in this document and include statements regarding the intent, belief or expectation of the company, its directors or its officers with respect to events, conditions, and financial trends that may affect future plans of operations, business strategy, operating results, and financial position. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. These risks and uncertainties include, but are not limited to, the factors mentioned in the “Risk Factors” section of the company‘s Current Report on Form 8-K filed on June 11, 2010, and other risks mentioned in this press release or in our other reports filed with the Securities and Exchange Commission (the “SEC”) since the filing date of the Registration Statement. Although these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect the company‘s current judgment regarding the direction of the business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by law, the company undertakes no responsibility or obligation to update publicly these forward-looking statements, but may do so in the future in written or oral statements.

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